Exhibit 99.1

FOR IMMEDIATE RELEASE

DSS Promotes Todd Macko to Interim CFO

Macko brings 25 years of public and corporate accounting experience to role

Rochester, N.Y., October 30, 2020 - Document Security Systems, Inc. (“DSS” or the “Company”) (NYSE American: DSS), a multinational company operating businesses focusing on brand protection technology, blockchain security, direct marketing, healthcare, real estate, and securitized digital assets, today announced Todd D. Macko has been promoted to interim Chief Financial Officer effective October 28, 2020.

Mr. Macko is a Certified Public Accountant with over 25 years of financial management, corporate strategy, and executive business leadership, and brings a wealth of experience to his role at DSS with strengths in financial planning, analysis, business process re-engineering, budgeting, financial reporting systems, project evaluation, mergers and acquisitions, and treasury and capital management.

Mr. Macko previously served as the Vice President of Finance of DSS. As the VP of Finance, Mr. Macko’s responsibilities included assisting DSS’s Interim Chief Financial Officer in all aspects of financial and regulatory reporting. In addition, his responsibilities also included the day-to-day management of the company’s Accounting and Finance team and the financial leadership in the directing and improving of the accounting, reporting, audit, and tax activities. Prior to his role as Vice President of Finance for the Company, Mr. Macko joined the wholly owned subsidiary of DSS, Premier Packaging Corporation in January 2019, as its Vice President of Finance.

Prior to joining the Company, Mr. Macko served as the Corporate Controller for Baldwin Richardson Foods, a leading custom ingredients manufacturer for the food and beverage industry from November 2015 until January 2019. Prior to that, Mr. Macko served as the Controller for The Outdoor Group, Genesis Vision, Complemar Partners, and Level 3 Communications. Mr. Macko obtained is Bachelor of Science in Accounting from Rochester Institute of Technology.

“We are fortunate to have someone with Todd’s diverse background step into the role of Interim Chief Financial Officer,” stated Frank D. Heuszel, CEO of DSS. “Todd’s proven strengths in financial analysis, budgeting, business strategy, and mergers and acquisitions will be tremendous assets to achieving our long-term strategy and realizing our mission to reward our shareholders by giving them the opportunity to share in the economic benefits of the companies we acquire.”

“Todd has excelled in his time at DSS and qualified to assume the role of Interim CFO for DSS,” said Jason Grady, COO of DSS. “Beyond exhibiting the financial acumen necessary for the job, Todd has been a key contributor and has had a role in multiple strategic initiatives since joining DSS. He will make a great Interim CFO.”

About Document Security Systems, Inc.

DSS is a multinational company operating businesses focused on brand protection technology, blockchain security, direct marketing, healthcare, real estate, and securitized digital assets. Its business model is based on a distribution sharing system in which shareholders will receive shares in its subsidiaries as DSS strategically spins them out into IPOs. Its historic business revolves around counterfeit deterrent and authentication technologies, smart packaging, and consumer product engagement. DSS is led by its Chairman and largest shareholder, Mr. Fai Chan, a highly successful global business veteran of more than 40 years specializing in corporate transformation while managing risk. He has successfully restructured more than 35 corporations with a combined value of $25 billion.

For more information on DSS visit http://www.dsssecure.com.

Investor Contact:

Dave Gentry, CEO
RedChip Companies Inc.
407-491-4498
Dave@redchip.com

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the Company’s intended use of proceeds and other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of development activities; our ability to attract, integrate and retain key personnel; our need for substantial additional funds; patent and intellectual property matters; competition; as well as other risks described in the section entitled “Risk Factors” in the prospectus and in our other filings with the SEC, including, without limitation, our reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.